UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Western Capital Resources, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150, Omaha, NE 68137

(Address of principal executive offices) (Zip Code)

(402) 551-8888

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective October 1, 2014, Western Capital Resources, Inc. acquired the business of AlphaGraphics, Inc., a Delaware corporation, by completing a merger transaction. The Agreement and Plan of Merger governing the transaction (the “Merger Agreement”) was entered into on August 29, 2014, by and among Western Capital, WCRS Acquisition Co., LLC, a Delaware limited liability company and wholly owned acquisition subsidiary of Western Capital, and BC Alpha Holdings II, LLC, a Delaware limited liability company and the parent entity of AlphaGraphics. The Merger Agreement was earlier described in, and filed as an exhibit to, a Current Report on Form 8-K filed by Western Capital on September 5, 2014.

As contemplated under the Merger Agreement, all of the outstanding membership interests in BC Alpha Holdings II were exchanged for the issuance by Western Capital of 2,986,823 shares of Western Capital common stock representing approximately 49.8% of the total issued and outstanding common stock of Western Capital after the merger.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2014, and in connection with the merger transaction described in Item 1.01 above, Angel Donchev and Thomas Ripley resigned from their positions as directors of Western Capital. On that same day, the Board of Directors of Western Capital appointed Gay A. Burke and Lawrence S. Berger to the board vacancies created by the resignations of Messrs. Donchev and Ripley. The appointments of Gay A. Burke and Lawrence S. Burger occurred at the direction of BC Alpha Holdings II, consistent with certain director-appointment rights granted to that company in the Merger Agreement.

Mr. Berger, age 43, has served as the Managing Director of Investments for Blackstreet Capital Management, LLC since 2006. Prior to joining Western Capital’s board, Mr. Berger participated in private equity investments in excess of $200 million of equity while working for The Washington Post Company from 1997 to 2000, Watergate Holdings from 2002 to 2003, and Ames Watson Capital, LLC from 2003 to 2006. In addition, from 1994 to 1996, Mr. Berger worked as an associate at Boston Consulting Group. Currently, Mr. Berger is Chairman of the Board of Distinctive Apparel, Inc. and serves on the Board of Directors of J&P Park Acquisitions, Inc., Pasta Pomodoro, Inc., and Bijoux Nouveau, Inc. Mr. Berger received a Bachelor of Science in Economics degree in 1994 from the Wharton School of the University of Pennsylvania and a Master of Business Administration in 2000 from the Wharton School of the University of Pennsylvania, where he was also a Price Fellow.

Ms. Burke, age 60, began her professional career as an attorney, focusing on transactional taxation, business law and mergers and acquisitions in a variety of industries including telecommunications, oil and gas and real estate. Prior to joining Western Capital’s board, Ms. Burke was an officer of Pumpkin Masters LLC from 1993 to 2005, and the Chief Executive Officer of that company from 1997 to 2004. In addition, Ms. Burke was an officer of Rauch Industries, Inc. from October 2004 to March 2005, a director of PJCOMN Acquisition Corporation from January 2006 to September 2007, an officer, director, Executive Chair and Interim Chief Executive Officer of Houston Harvest, Inc. from approximately January 2007 to August 2008, and a director of FMW, Inc. from February 2009 to June 2009. Currently, Ms. Burke serves as Chair of the Board and Interim President of AlphaGraphics, Inc., Chair of the Board and President of J&P Park Acquisitions, Inc., Chair of the Board and President of Restorers Acquisition, Inc. and is a member of the Board of Directors of Scrubs AC, Inc. and Spencer N. Enterprises. Ms. Burke received her Juris Doctor with distinction in 1981 from the University of Nebraska and her Bachelor of Science in Interpersonal Communications in 1975 from Nebraska Wesleyan University.

Item 8.01.	Other Events.

On October 1, 2014, Western Capital issued a press release announcing the closing of the merger described in Item 1.01 above. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press Release dated October 1, 2014 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Capital Resources, Inc.

Date: October 6, 2014	By:	/s/ John Quandahl
John Quandahl
Chief Executive Officer

Exhibit INDEX

Exhibit No.	Description

99.1	Press Release dated October 1, 2014.